Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

AJS Bancorp, Inc.

Midlothian, Illinois

As Of:

May 2, 2013

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426        (614) 766-1459 FAX

May 30, 2013

Board of Directors

AJS Bancorp, Inc.

14757 South Cicero Avenue

Midlothian, Illinois 60445

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new AJS Bancorp (the “Corporation”) in conjunction with the second stage stock conversion of AJS Bancorp, MHC (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 60.8 percent of the stock of AJS Bancorp (the “Bancorp”), the mid-tier holding company of A.J. Smith Federal Savings Bank (the “Bank”).  The remaining 39.2 percent of the Bancorp’s common stock is owned by public shareholders.  The Corporation will also issue shares of common stock to its current public shareholders pursuant to an exchange ratio that preserves the 39.2 percent aggregate ownership interest of those public shareholders.  The exchange ratios established by the Corporation as applied to the value established herein are 0.7365 shares, 0.8665 shares, 0.9965 shares, and 1.1459 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range.  This appraisal was prepared and provided to the Corporation in accordance with regulatory appraisal requirements.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks.  The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks.  The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Crowe Horwath LLP, Oak Brook, Illinois, are both accurate and complete.  We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities.  We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with Keefe, Bruyette & Woods, Inc.  Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition.  Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions.  Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of May 2, 2013, the pro forma market value or appraised value of the Corporation was $17,500,000 at the midpoint, with a public offering of $10,636,500 or 1,063,650 shares at $10 per share, representing 60.8 percent of the total valuation.  The pro forma valuation range of the Corporation is from a minimum of $14,875,000 to a maximum of $20,125,000, with a maximum, as adjusted, of $23,143,750, representing public offering ranges of $9,041,025 at the minimum to a maximum of $12,231,975, with a maximum, as adjusted, of $14,066,771, representing 904,103 shares, 1,223,198 shares and 1,406,677 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of May 2, 2013, is $17,500,000, at the midpoint with a midpoint public offering of $10,636,500.

Very truly yours,

KELLER & COMPANY, INC.

2

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

AJS Bancorp, Inc.

Midlothian, Illinois

As Of:

May 2, 2013

TABLE OF CONTENTS  (cont.)

LIST OF EXHIBITS

NUMERICAL
EXHIBITS		PAGE

1	Consolidated Balance Sheets - At December 31, 2012 and March 31, 2013	75
2	Consolidated Balance Sheets - At December 31, 2008 through 2011	76
3	Consolidated Statements of Income for the Year Ended December 31, 2012 and for the Twelve Months Ended March 31, 2013	77
4	Consolidated Statements of Income for the Years Ended December 31, 2008 through 2011	78
5	Selected Financial Information	79
6	Income and Expense Trends	80
7	Normalized Earnings Trend	81
8	Performance Indicators	82
9	Volume/Rate Analysis	83
10	Yield and Cost Trends	84
11	Net Portfolio Value	85
12	Loan Portfolio Composition	86
13	Loan Maturity Schedule	87
14	Loan Originations and Purchases	88
15	Delinquent Loans	89
16	Nonperforming Assets	90
17	Classified Assets	91
18	Allowance for Loan Losses	92
19	Investment Portfolio Composition	93
20	Mix of Deposits	94
21	Certificates of Deposit by Rate and Maturity	95
22	Certificates of Deposit by Rate	96
23	Borrowed Funds Activity	97
24	Offices of A.J. Smith Federal Savings Bank	98
25	Management of the Bank	99
26	Key Demographic Data and Trends	100
27	Key Housing Data	101
28	Major Sources of Employment	102
29	Unemployment Rates	103
30	Market Share of Deposits	104
31	National Interest Rates by Quarter	105
32	Share Data Prices and Pricing Ratios	106
33	Key Financial Data and Ratios	113
34	Recent Second Step Conversions	120
35	Acquisitions and Pending Acquisitions	121

LIST OF EXHIBITS  (cont.)

NUMERICAL
EXHIBITS		PAGE

36	Share Data and Pricing Ratios - Mutual Holding Companies	122
37	Key Financial Data and Ratios - Mutual Holding Companies	125
38	Balance Sheets Parameters - Comparable Group Selection	127
39	Operating Performance and Asset Quality Parameters - Comparable Group Selection	130
40	Balance Sheet Ratios Final Comparable Group	133
41	Operating Performance and Asset Quality Ratios Final Comparable Group	134
42	Balance Sheet Totals - Final Comparable Group	135
43	Balance Sheet - Asset Composition Most Recent Quarter	136
44	Balance Sheet - Liability and Equity Most Recent Quarter	137
45	Income and Expense Comparison Trailing Four Quarters	138
46	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	139
47	Yields, Costs and Earnings Ratios Trailing Four Quarters	140
48	Reserves and Supplemental Data	141
49	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of May 2, 2013	142
50	Valuation Analysis and Conclusions	143
51	Pro Forma Effects of Conversion Proceeds - Minimum	144
52	Pro Forma Effects of Conversion Proceeds - Midpoint	145
53	Pro Forma Effects of Conversion Proceeds - Maximum	146
54	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	147
55	Summary of Valuation Premium or Discount	148

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	149
B	RB 20 Certification	154
C	Affidavit of Independence	155

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of the new AJS Bancorp (the “Corporation”), a Maryland corporation, in connection with the conversion of AJS Bancorp, MHC from the mutual to the stock form of organization.  The shares of common stock to be issued represent the majority interest in the original AJS Bancorp, which was formed in December 2001, as a mid-tier holding company, owned by AJS Bancorp, MHC.  A.J. Smith Federal Savings Bank (“A.J. Smith Federal” or the “Bank”) is a subsidiary of AJS Bancorp.  Under the Plan of Conversion, AJS Bancorp, MHC will cease to exist, with A.J. Smith Federal Savings Bank becoming a wholly owned subsidiary of the Corporation.  The existing shares of stock in AJS Bancorp will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”) and the Securities and Exchange Commission (“SEC”).  In accordance with the conversion, there will be an issuance of 60.8 percent of the Corporation’s stock, representing the ownership of AJS Bancorp, MHC, in the Corporation.  Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report.  The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered.  Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

Introduction  (cont.)

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction.  The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2008 through 2012, and unaudited financials for the three months ended March 31, 2012 and 2013, and discussed them with A.J. Smith Federal’s management and with A.J. Smith Federal’s independent auditors, Crowe Horwath LLP, Oak Brook, Illinois.  We have also discussed and reviewed with management other financial matters and have reviewed internal projections.  We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited A.J. Smith Federal’s main office and two branches and have traveled the surrounding area.  We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Illinois and the United States.  We have also examined the competitive market within which A.J. Smith Federal operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular.  We have examined the performance of selected publicly traded thrift institutions and compared the performance of A.J. Smith Federal to those selected institutions.

Introduction  (cont.)

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation.  Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the second stage stock offering will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.                                      DESCRIPTION OF A.J. SMITH FEDERAL SAVINGS BANK

GENERAL

A.J. Smith Federal Savings Bank (“A.J. Smith Federal”) was organized in 1892 as a state-chartered building and loan association.  The Bank converted to a federal savings and loan association in 1934 and then converted to a federal savings bank in 1984.  In December 2001, the Bank formed its mutual holding company, AJS Bancorp, MHC, and its mid-tier holding company, AJS Bancorp, becoming the subsidiary of the Corporation and completing a minority stock offering.  The Bancorp plans to complete a stock offering equal to all the shares owned by AJS Bancorp, MHC and resulting in its elimination.

A.J. Smith Federal conducts its business from its main office and two branches, with its main office located in Midlothian, Illinois, and two branches located in Orland Park, Illinois.  The Bank’s primary retail market area is focused on Midlothian and Orland Park, while the Bank’s lending market extends into the surrounding Cook and Will Counties.  All three offices are located in Cook County.

A.J. Smith Federal’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”).  The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the “FRB”).  A.J. Smith Federal is a member of the Federal Home Loan Bank (the “FHLB”) of Chicago and is regulated by the OCC.  As of March 31, 2013, A.J. Smith Federal had assets of $218,467,000, deposits of $171,634,000 and equity of $22,933,000.

A.J. Smith Federal has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a community-oriented institution.  A.J. Smith Federal has been involved in the origination of one- to four-family mortgage loans, which represented 79.5 percent of its loan originations during the fiscal year ended December 31, 2012.  One- to four-family mortgage loan originations

General  (cont.)

represented a strong 98.8 percent of loan originations during the three months ended March 31, 2013.  At March 31, 2013, 78.6 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a smaller 65.4 percent at December 31, 2008, with the primary sources of funds being retail deposits from residents in its local communities and FHLB advances.  The Bank is also an originator of multi-family and commercial real estate loans, commercial business loans, consumer loans, and home equity loans.  Consumer loans include primarily automobile loans, loans on deposit accounts and other secured personal loans.

The Bank had cash and investments of $83.8 million, or 38.4 percent of its assets, excluding FHLB stock which totaled $1.7 million or 0.8 percent of assets at March 31, 2013.  The Bank had $61.8 million of its investments in mortgage-backed and related securities representing 28.3 percent of assets.  Deposits, principal payments, FHLB advances and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the second stage stock offering will be $11.4 million or 1,136,586 shares at $10 per share based on the midpoint of the appraised value of $17.5 million, representing 61.0 percent of the total value.  The net conversion proceeds will be $10.2 million, reflecting conversion expenses of approximately $1,122,000.  The actual cash proceeds to the Bank of $5.1 million will represent 50.0 percent of the net conversion proceeds.  The ESOP will represent 8.00 percent of the gross shares issued or 90,926 shares at $10 per share, representing $909,262.  The Bank’s net proceeds will be used to fund new loans, to invest in securities following their initial deployment to short term investments and to expand its retail operation through the acquisition of branch offices or other financial institutions.  The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law.  The Corporation will use its proceeds to fund the ESOP, to purchase short-and intermediate-term government or  federal agency securities or to invest in short-term deposits and to pay a new dividend.

General  (cont.)

The Bank has experienced a modest deposit decrease over the past four fiscal years with deposits decreasing 4.8 percent from December 31, 2008, to December 31, 2012, or an average of 1.2 percent per year.  From December 31, 2012, to March 31, 2013, deposits then decreased by 0.1 percent or 0.4 percent on an annualized basis, compared to a decrease of 5.5 percent in fiscal 2012.

The Bank has focused on reducing its loan activity during the past four years, on improving its asset quality position, on monitoring its net interest margin and earnings and on maintaining a reasonable equity to assets ratio.  Equity to assets decreased from 11.11 percent of assets at December 31, 2008, to 10.32 percent at December 31, 2012, due to the Bank’s negative earnings, impacted by higher provision for loan losses and then increased slightly to 10.50 percent at March 31, 2013.

The primary lending strategy of A.J. Smith Federal has been to focus on the origination of  adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate loans and multi-family loans, the origination of commercial business loans, the origination of home equity loans, and the origination of consumer and other loans.

The Bank’s share of one- to four-family mortgage loans has increased moderately from 65.4 percent of gross loans at December 31, 2008, to 78.6 percent as of March 31, 2013.  Multi-family and commercial real estate loans decreased from 24.8 percent of loans to 11.2 percent from December 31, 2008, to March 31, 2013.  All types of real estate loans as a group decreased slightly from 90.3 percent of gross loans at December 31, 2008, to 89.8 percent at March 31, 2013.  The decrease in real estate loans was offset by the Bank’s increase in consumer and other loans and home equity loans.  The Bank’s share of home equity loans witnessed an increase in their share of loans from 9.5 percent at December 31, 2008, to 10.0 percent at March 31, 2013, and the Bank’s share of consumer and other loans decreased from 0.25 percent to 0.16 percent, during the same time period.

General  (cont.)

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and  maintain a higher level of general valuation allowances and also in recognition of the Bank’s higher level of nonperforming assets.  At December 31, 2008, A.J. Smith Federal had $2,734,000 in its loan loss allowance or 2.12 percent of gross loans, and 73.2 percent of nonperforming loans with the loan loss allowance decreasing to $1,527,000 and representing a lower 1.26 percent of gross loans and a lower 43.9 percent of nonperforming loans at March 31, 2013.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses.  With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to increase noninterest income.

PERFORMANCE OVERVIEW

The financial position of A.J. Smith Federal at fiscal year end December 31, 2008, through December 31, 2012, and at March 31, 2013, is shown in Exhibits 1 and 2, and the earnings performance of A.J. Smith Federal for the fiscal years 2008 through 2012 and for the twelve months ended March 31, 2013, is shown in Exhibits 3 and 4.  Exhibit 5 provides selected financial data at December 31, 2008 through 2012, and at March 31, 2013.  A.J. Smith Federal has focused on reducing its loan portfolio and asset base, reducing its investment securities, and decreasing retail deposits from 2008 through 2012.  The most recent trend for the Bank from December 31, 2012, through March 31, 2013, was a modest decrease in assets, a decrease in investments, and a slight increase in loans with minimal change in deposits.

With regard to the Bank’s historical financial condition, A.J. Smith Federal has experienced a moderate decrease in assets from December 31, 2008, through December 31, 2012, with a lesser decrease in deposits and a moderate decrease in the dollar level of equity over the past four years.

The Bank witnessed a decrease in assets of $22.6 million or 9.3 percent for the period of December 31, 2008, to December 31, 2012, representing an average annual decrease of 2.3 percent.  For the three months ended March 31, 2013, assets decreased $2.9 million or 1.3 percent, or 5.2 percent, annualized.  Over the past four fiscal periods, the Bank experienced its largest dollar decrease in assets of $16.8 million in fiscal year 2012, due primarily to a $12.6 million decrease in cash and securities and $3.3 million decrease in loans, with a corresponding $10.0 million decrease in deposits and a $7.0 million decrease in FHLB advances.  The Bank’s largest increase in assets occurred in 2009 and consisted of an increase of $5.3 million, representing a modest 2.2 percent increase.  During the Bank’s most recent fiscal year of 2012, assets decreased $16.8 million or 7.0 percent.

A.J. Smith Federal’s loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $126.4 million at December 31, 2008, to $119.1 million at December 31, 2012, and represented a total decrease of $7.3 million, or 5.8 percent.  The average annual

Performance Overview  (cont.)

decrease during that period was 1.4 percent.   For the three months ended March 31, 2013, loans increased $279,000 or 0.2 percent to $119.3 million.

A.J. Smith Federal has obtained funds through deposits and FHLB advances with a moderate use of FHLB advances totaling $20.0 million at March 31, 2013.  The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits.  Deposits decreased $8.6 million or 4.8 percent from fiscal 2008 to 2012, representing an average annual rate of decrease of 1.2 percent, and decreasing to $171.7 million at December 31, 2012.  For the three months ended March 31, 2013, deposits decreased by just $87,000 or 0.1 percent.  The Bank’s largest fiscal year deposit growth was in 2009, when deposits increased $12.9 million or a moderate 7.1 percent.

The Bank witnessed a decrease in its dollar equity level from 2008 to 2012, with increases occurring in 2010 and 2012.  Equity also increased slightly in the three months ended March 31, 2013.  At December 31, 2008, the Bank had equity of $27.1 million, representing an 11.11 percent equity to assets ratio and decreased to $22.9 million at December 31, 2012,  representing a lower 10.32 percent equity to assets ratio.  At March 31, 2013, equity was a similar $22.9 million and a slightly higher 10.50 percent of assets.

The overall decrease in the equity to assets ratio from December 31, 2008, to December 31, 2012,  was the result of the Bank’s negative earnings in 2008, 2009, 2011 and 2012.  The dollar level of equity decreased 15.7 percent from December 31, 2008, to December 31, 2012, representing an average annual decrease of 3.9 percent, and then increased 0.4 percent from December 31, 2012, through March 31, 2013.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for A.J. Smith Federal.  This table provides key income and expense figures in dollars for the fiscal years of 2008 through 2012, and for the three months ended March 31, 2012 and 2013.

A.J. Smith Federal witnessed a moderate decrease in its dollar level of interest income from fiscal 2008 to fiscal 2012.  Interest income was $12.0 million in 2008 and a lower $6.7 million in 2012.  Interest income then decreased modestly in the three months ended March 31, 2013, to $1.6 million or $6.4 million, annualized, compared to $6.7 million in 2012.

The Bank’s interest expense also experienced a decrease from fiscal year 2008 to 2012.  Interest expense decreased from $5.9 million in 2008 to $1.5 million in 2012, representing a decrease of $4.4 million or 74.6 percent.  Interest income decreased a larger $5.3 million.  Such decrease in interest income from 2008 through 2012, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income and a modest decrease in net interest margin.  Interest expense then decreased in the three months ended March 31, 2013, to $306,000 or $1.2 million, annualized, compared to $1.5 million in interest expense in fiscal 2012.

The Bank has made provisions for loan losses in each of the past five fiscal years of 2008 through 2012 but made no provisions in the three months ended March 31, 2013.  The amounts of those provisions were determined in recognition of the Bank’s levels of loan growth, nonperforming assets, charge-offs and repossessed assets.  The loan loss provisions were $4,328,000 in 2008, $2,917,000 in 2009, $367,000 in 2010, $2,409,000 in 2011 and $501,000 in 2012, with no provisions in the three months ended March 31, 2013.  The impact of these loan loss provisions has been to provide A.J. Smith Federal with a general valuation allowance of $1,527,000 at March 31, 2013, or 1.26 percent of gross loans and 43.9 percent of nonperforming loans.

Income and Expense  (cont.)

Total other income or noninterest income indicated an increase from 2008 to 2012.  Noninterest income was $560,000 or 0.23 percent of assets in 2008 and a higher $1,019,000 in fiscal year 2012 or 0.46 percent of assets, including $275,000 in gains on the sale of investments.  In the three months ended March 31, 2013, noninterest income was $222,000, representing 0.41 percent of assets on an annualized basis.  Noninterest income consists primarily of service charges, income from Bank Owned Life Insurance, gains on the sale of investments and other income.

The Bank’s general and administrative expenses or noninterest expenses decreased from $5,775,000 for the fiscal year of 2008 to $5,713,000 for the fiscal year ended December 31, 2012, representing an average annual decrease of 0.3 percent and then decreased to $4,824,000 for the three months ended March 31, 2013, on an annualized basis, representing a decrease of 15.6 percent.  On a percent of average assets basis, operating expenses increased from 2.32 percent of average assets for the fiscal year ended December 31, 2008, to 2.40 percent for the fiscal year ended December 31, 2012, and then decreased to 2.20 percent for the three months ended March 31, 2013, annualized.

The net earnings position of A.J. Smith Federal has indicated noticeable volatility from 2008 through 2012 and in the three months ended March 31, 2013.  The annual net income figures for the fiscal years of 2008, 2009, 2010, 2011 and 2012 were $(2,071,000), $(2,435,000), $1,408,000, $(2,082,000) and $(22,000), respectively, representing returns on average assets of (0.83) percent, (1.01) percent, 0.56 percent, (0.85) percent and (0.01) percent for fiscal years 2008, 2009, 2010, 2011 and 2012, respectively.  For the three months ended March 31, 2013, earnings were $260,000, representing a return on average assets of 0.12 percent or 0.48 annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended March 31, 2013.  The Bank’s normalized earnings eliminate any nonrecurring income and

Income and Expense  (cont.)

expense items.  There was one adjustment for losses on the sale of REO of $113,000, resulting in normalized earnings equal to $81,000 for the twelve months ended March 31, 2013.

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance.  The Bank’s return on assets changed from (0.83) percent in 2008, to (1.01) percent in 2009, and then increased to 0.56 percent in fiscal year 2010, and then decreased to (0.85) percent in 2011, and changed to (0.01) percent in 2012, with the overall lower earnings from 2008 to 2012 due to the Bank’s increase in provision for loan losses.

The Bank’s net interest rate spread increased from 2.34 percent in 2008 to 2.69 percent in 2010, then decreased to 2.35 percent in 2012 and then increased to 2.37 percent for the three months ended March 31, 2013.  The Bank’s net interest margin indicated a similar trend, increasing from 2.59 percent in 2008 to 2.86 percent in 2010, then decreased to 2.46 percent in 2012 and then decreased to 2.47 percent for the three months ended March 31, 2013.  A.J. Smith Federal’s net interest rate spread increased 35 basis points from 2008 to 2010, then decreased 34 basis points from 2010 to 2012, and then increased 2 basis points in the three months ended March 31, 2013.  The Bank’s net interest margin followed a similar trend, increasing 27 basis points from 2008 to 2010, then decreasing 40 basis points from 2010 to 2012 and then increasing 1 basis point for the three months ended March 31, 2013.

The Bank’s negative return on average equity decreased from 2008 to 2012.  The negative return on average equity decreased from (7.31) percent in 2008, to (0.09) percent in 2012, and then increased to 4.55 percent for the three months ended March 31, 2013.

A.J. Smith Federal’s ratio of interest-earning assets to interest-bearing liabilities decreased modestly from 109.88 percent at December 31, 2008, to 107.96 percent at December 31, 2009, and then increased to 114.99 percent at December 31, 2012, and then increased to 116.22

Income and Expense  (cont.)

percent at March 31, 2013.  The Bank’s increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger decrease in its interest-bearing liabilities.

The Bank’s ratio of noninterest expenses to average assets increased from 2.32 percent in fiscal year 2008 to 2.76 percent in fiscal year 2010, decreased to 2.51 percent in fiscal year 2012 and continued to decrease to 2.21 percent, based on the three months ended March 31, 2013, annualized.  Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.”  The industry norm is 59.6 percent for all thrifts and 73.4 percent for thrifts with assets of $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency.  The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which decreased from 87.17 percent in 2008 to 79.53 percent in 2010, then increased to 92.26 percent in 2012 and then decreased to 82.26 percent in the three months ended March 31, 2013, due to a decrease in noninterest expenses.

Earnings performance can be affected by an institution’s asset quality position.  The ratio of nonperforming loans to total assets is a key indicator of asset quality.  A.J. Smith Federal witnessed an increase in its nonperforming loans ratio from 2008  to 2012, which then decreased in the three months ended March 31, 2013, and the ratio is currently higher than the industry norm.  Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans.  A.J. Smith Federal’s nonperforming loans consisted of nonaccrual loans with no loans 90 days or more past due.  The ratio of nonperforming loans to total loans was 2.88 percent at March 31, 2013, decreasing from 3.16 percent at December 31, 2012, and similar to its 2.89 percent at December 31, 2008.

Income and Expense  (cont.)

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming assets.  The Bank’s allowance for loan losses was 2.12 percent of loans at December 31, 2008, and decreased to 1.30 percent at December 31, 2012, then decreased further to 1.26 percent of loans at March 31, 2013.  As a percentage of nonperforming loans, A.J. Smith Federal’s allowance for loan losses to nonperforming loans was 73.18 percent at December 31, 2008, and a lower 41.13 percent at December 31, 2012, and increased slightly to 43.88 percent at March 31, 2013.

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal years of 2011 and 2012 and for the three months ended March 31, 2013.  For the year ended December 31, 2011, net interest income decreased $958,000, due to a decrease in interest income of $1,923,400, reduced by a $966,000 decrease in interest expense.  The decrease in interest income was due to a decrease due to rate of $1,661,000, accented by a decrease due to volume of $263,000.  The decrease in interest expense was due to a $941,000 decrease due to rate, accented by a $25,000 decrease, due to volume.

For the year ended December 31, 2012, net interest income decreased $469,000, due to a decrease in interest income of $1,161,000, reduced by a $692,000 decrease in interest expense.  The decrease in interest income was due to a decrease due to rate of $772,000, accented by a decrease due to volume of $389,000.  The decrease in interest expense was due to a $437,000 decrease due to rate, accented by a $255,000 decrease due to volume.

For the three months ended March 31, 2013, net interest income decreased $96,000, due to a decrease in interest income of $202,000, reduced by a $106,000 decrease in interest expense.  The decrease in interest income was due to a decrease due to volume of $141,000, accented by a decrease due to rate of $61,000.  The decrease in interest expense was due to a $62,000 decrease due to rate, accented by a $44,000 decrease due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2010, 2011 and 2012, and for the three months ended March 31, 2012 and 2013, and at March 31, 2013, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

A.J. Smith Federal’s weighted average yield on its loan portfolio decreased 63 basis points from fiscal year 2010 to 2012, from 5.07 percent to 4.44 percent and then decreased 16 basis points to 4.28 percent for the three months ended March 31, 2013.  The yield on investment securities decreased 175 basis points from 3.41 percent in 2010 to 1.66 percent in fiscal year 2012, and then decreased 18 basis points to 1.48 percent for the three months ended March 31, 2013.  The yield on other interest-earning deposits decreased 38 basis points from fiscal year 2010 to 2012, from 0.55 percent to 0.19 percent, and then increased 1 basis point to 0.20 percent for the three months ended March 31, 2013.  The yield on FHLB stock increased 26 basis points from fiscal year 2010 to 2012, from zero to 0.26 percent, and then decreased 2 basis points to 0.24 percent for the three months ended March 31, 2013.  The combined weighted average yield on all interest-earning assets decreased 105 basis points to 3.18 percent from fiscal year 2010 to 2012 and then decreased 10 basis points to 3.08 percent for the three months ended March 31, 2013.

A.J. Smith Federal’s weighted average cost of interest-bearing liabilities decreased 71 basis points to 0.83 percent from fiscal year 2010 to 2012, which was less than the Bank’s 105 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 34 basis points from 2.69 percent to 2.35 percent from 2010 to 2012.  Then the Bank’s interest rate spread increased 2 basis points to 2.37 percent for the three months ended March 31, 2013.  The Bank’s net interest margin decreased from 2.86 percent in fiscal year 2010 to 2.46 percent in fiscal year 2012, representing a decrease of 40 basis points, and then increased 1 basis point to 2.47 percent for the three months ended March 31, 2013.

Yields and Costs  (cont.)

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities increased from 111.96 percent for the year ended December 31, 2010, to 116.22 percent for the three months ended March 31, 2013.

INTEREST RATE SENSITIVITY

A.J. Smith Federal has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining a modest share of adjustable-rate residential mortgage loans, adjustable-rate home equity loans, commercial real estate and multi family loans and a higher share of mortgage-backed securities to offset its higher share of fixed-rate residential mortgage loans.  A.J. Smith Federal recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past.  Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.”  The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss.  In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position.  This frequently results in a decline in the institution’s net interest margin and overall earnings performance.  A.J. Smith Federal has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate home equity loans, reducing its fixed-rate one- to four-family loans and increasing its share of more rate sensitive mortgage-backed securities.

The Bank measures its interest rate risk through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts.  The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates.  Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates.  Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Interest Rate Sensitivity (cont.)

Exhibit 11 provides the Bank’s EVE levels and ratios as of March 31, 2013, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at March 31, 2013, based on a rise in interest rates of 100 basis points was a 1.70 percent increase, representing a dollar increase in equity value of $586,000.  In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to increase 5.6 percent or $1,940,000 at March 31, 2013.  The Bank’s exposure increases to a 1.73 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $594,000.  The Bank’s exposure is not measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 16.34 percent and indicates a 72 basis point increase from its 15.62 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates.  Due to A.J. Smith Federal’s recognition of the need to control its interest rates exposure, the Bank has been moderately active in the purchase of mortgage-backed securities.  The Bank plans to increase its lending activity in the future and reduce its mortgage-backed securities as a result of amortization.  The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned second stage stock offering will strengthen the Bank’s EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

A.J. Smith Federal has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, including multi-family loans, home equity loans, consumer and other loans.  Exhibit 12 provides a summary of A.J. Smith Federal’s loan portfolio by loan type at December 31, 2008 through 2012, and at March 31, 2013.

The primary loan type for A.J. Smith Federal has been residential loans secured by one- to four-family dwellings, representing a strong 78.6 percent of the Bank’s gross loans as of March 31, 2013.  This share of loans has seen a moderate increase from 65.4 percent at December 31, 2008.  The second largest real estate loan type as of December 31, 2012, was multi-family and commercial real estate loans, which comprised a moderate 11.2 percent of gross loans at March 31, 2013, compared to 24.8 percent as of December 31, 2008.  These two real estate loan categories represented a strong 89.8 percent of gross loans at March 31, 2013, compared to a similar 90.3 percent of gross loans at December 31, 2008.

Home equity loans represent a moderate size loan category for A.J. Smith Federal.  Home equity loans totaled $12.1 million and represented 10.0 percent of gross loans at March 31, 2013, compared to a slightly larger $12.3 million or 9.5 percent of gross loans at December 31, 2008.

The consumer loan category was the other loan category at March 31, 2013, and represented a minimal 0.2 percent of gross loans compared to 0.3 percent at December 31, 2008. Consumer loans were the fourth largest overall loan type at March 31, 2013, and were the fourth largest loan category at December 31, 2008.  The Bank’s consumer loans include automobile loans, savings account loans, and secured personal loans.  The overall mix of loans has witnessed modest changes from December 31, 2008, to March 31, 2013, with the Bank having increased its shares of one- to four-family loans and home equity loans to offset its decrease in multi-family and commercial real estate loans.

Lending Activities (cont.)

The emphasis of A.J. Smith Federal’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences.  Such residences are located primarily in Cook and Will Counties.  At March 31, 2013, 78.6 percent of A.J. Smith Federal’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of one year, three years, five years and seven years.  The interest rates on ARMs are generally indexed to the monthly average yield on the U.S. Treasury bill rate.  ARMs have a maximum rate adjustment of normally 2.0 percent at each adjustment period but dependent on the loan type, and 8.0 percent for the life of the loan.  Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury bill rate.  The Bank retains all ARMs which it originates.  The majority of ARMs have terms of up to 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay.  These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with A.J. Smith Federal’s fixed-rate mortgage loans having terms of 15 years, 20 years and 30 years  with a focus on 15 years or less.  These loans are retained by A.J. Smith Federal.  Fixed-rate mortgage loans have a maximum term of 30 years.  The Bank’s fixed-rate mortgage loans normally conform to FHLMC underwriting standards.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at A.J. Smith Federal, even though the Bank is permitted to make loans up to a 90.0 percent loan-to-value ratio. While the Bank does make loans up to 90.0 percent of loan-to-value, the Bank requires private mortgage

Lending Activities (cont.)

insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans.  Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.  The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

A.J. Smith Federal has also been an originator of adjustable-rate and fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans.  The Bank had a total of $13.5 million in commercial real estate and multi-family loans combined at March 31, 2013, or 11.2 percent of gross loans, compared to a much larger $32.1 million or 24.8 percent of gross loans at December 31, 2008.

The major portion of commercial real estate and multi-family loans are secured by apartment buildings, warehouses, unimproved land, small retail establishments, office buildings and other owner-occupied properties used for business.   Most of the multi-family and commercial real estate loans are fully amortizing with a term of up to 30 years.  The maximum loan-to-value ratio is normally 80.0 percent.

The Bank also originates home equity loans.  The Bank had $12.1 million or 10.0 percent of gross loans in home equity loans at March 31, 2013.  Home equity loans normally have a term of five years with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 75.0 percent, including the first mortgage loan.  The Bank’s home equity lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.

A.J. Smith Federal is also an originator of consumer loans, with these loans totaling only $190,000 at March 31, 2013, and representing 0.2 percent of gross loans.  Consumer loans primarily include automobile loans and share loans.

Lending Activities (cont.)

Exhibit 13 provides a loan maturity schedule and breakdown and summary of A.J. Smith Federal’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans.  At December 31, 2012, 15.9 percent of the Bank’s loans due after December 31, 2012, were adjustable-rate and 84.1 percent were fixed-rate.  At December 31, 2012, the Bank had a modest 5.9 percent of its loans due on or before December 31, 2013, or in one year or less, with 24.2 percent due by December 31, 2017, or in one to five years.  The Bank had a larger 31.0 percent of its loans with a maturity of more than 20 years.

As indicated in Exhibit 14, A.J. Smith Federal experienced a moderate decrease in its one-to four-family loan originations and total loan originations from fiscal year 2010 to 2012, which then increased slightly based on the three months ended March 31, 2013, annualized.  Total loan originations in fiscal year 2010 were $18.0 million compared to a smaller $9.0 million in fiscal year 2012, reflective of a lower level of one- to four-family loans originated, decreasing from $15.2 million to $7.1 million.  The decrease in one- to four-family loan originations from 2010 to 2012 of $8.0 million represented 88.9 percent of the $9.0 million aggregate decrease in total loan originations from 2010 to 2012, with home equity loans increasing $173,000.  Multi-family and commercial real estate loans decreased $1.1 million from 2010 to 2012.

In the three months ended March 31, 2013, total loan originations were $2.6 million, indicating an increase of $1.0 million from the $1.6 million in loan originations in the three months ended March 31, 2012.  One- to four-family loan originations indicated a rise in originations of $1.2 million in the three months ended March 31, 2013, compared to the three months ended March 31, 2012.

Overall, loan originations and purchases fell short of principal payments, charge-offs, transfers to real estate owned, loan repayments and other deductions in 2011 and 2012 and in the three months ended March 31, 2012, and then exceeded reductions in 2010 and in the three months ended March 31, 2013.  In fiscal 2010, loan originations and purchases exceeded reductions by $30,000, then fell short of reductions by $6.3 million in 2011 and fell short of

Lending Activities (cont.)

reductions by $3.6 million in 2012, fell short of reductions by $1.1 million in the three months ended March 31, 2012, and exceeded reductions by $252,0000 in the three months ended March 31, 2013.

NONPERFORMING ASSETS

A.J. Smith Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned.  The quality of assets has been a key concern to financial institutions throughout many regions of the country.  A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased commercial real estate loans and multi-family loans.  A.J. Smith Federal has been faced with a higher level of nonperforming assets through much of 2008 through 2012, with nonperforming assets decreasing modestly at March 31, 2013.

Exhibit 15 provides a summary of A.J. Smith Federal’s delinquent loans at December 31, 2008, 2009, 2010, 2011 and 2012, and at March 31, 2013, indicating an overall decrease in delinquent loans from December 31, 2008, to March 31, 2013.  The Bank had $390,000 in loans delinquent 60 to 89 days at March 31, 2013.  Loans delinquent 90 days or more totaled $1,779,000 at March 31, 2013, with these two categories representing 1.80 percent of gross loans with most of them one- to four-family real estate loans.  At December 31, 2008, delinquent loans of 60 to 89 days totaled $1,903,000 or 1.47 percent of gross loans and loans delinquent 90 days or more totaled $3,923,000 or 3.04 percent of gross loans for a combined total of $5,826,000 and share of 4.51 percent of gross loans, compared to a lower $2,169,000 and a lower 1.80 percent of gross loans at March 31, 2013.

It is normal procedure for A.J. Smith Federal’s board to review loans delinquent 90 days or more on a monthly basis, to assess their collectibility and possibly commence foreclosure proceedings.  When a loan is delinquent 15 days, the Bank sends a reminder notice to the borrower, accompanied by a phone call, and after 30 days delinquency, a letter is sent.

Nonperforming Assets (cont.)

The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice 45 days of delinquency.  When the loan becomes delinquent at least 30 days after the postmark of the notice of default, the Bank will send a letter to the borrower declaring acceleration of payment and providing the borrower 30 days to make arrangement for payments.  Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement.  A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency.  The Bank generally initiates foreclosure when a loan has been delinquent 120 days and no workout agreement has been reached.

Exhibit 16 provides a summary of A.J. Smith Federal’s nonperforming assets at December 31, 2008 through 2012, and at March 31, 2013.  Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets.  The Bank carried a higher level of nonperforming assets at March 31, 2013, and at December 31, 2012, relative to December 31, 2008.  A.J. Smith Federal’s level of nonperforming assets was $3,736,000 at December 31, 2008, and a higher $6,909,000 at December 31, 2012, which represented 1.53 percent of assets in 2008 and 3.12 percent in 2012.  The Bank’s nonperforming assets included $3,736,000 in nonaccrual loans, no loans 90 days or more past due and no real estate owned for a total of $3,736,000 in 2008, with $3,104,000 in real estate owned, no loans 90 days or more past due, and $3,805,000 in nonaccrual loans at December 31, 2012, for a total of $6,909,000.  At March 31, 2013, nonperforming assets were a slightly smaller $6,583,000 or 3.01 percent of assets and included no loans 90 days or more past due, $3,480,000 in nonaccrual loans and $3,103,000 in real estate owned.

A.J. Smith Federal’s levels of nonperforming assets were lower than its levels of classified assets.  The Bank’s ratios of classified assets to assets, excluding special mention assets, were 3.18 percent of assets at December 31, 2010, 4.92 percent at December 31, 2011,

Nonperforming Assets (cont.)

4.90 percent at December 31, 2012, and 4.79 percent at March 31, 2013 (reference Exhibit 17).  The Bank’s classified assets consisted of $10,473,000 in substandard assets, no assets classified as doubtful or loss at March 31, 2013.  The Bank had no assets classified as loss or doubtful at December 31, 2010, and $7,936,000 classified as substandard.

Exhibit 18 shows A.J. Smith Federal’s allowance for loan losses at December 31, 2008 through 2012, and at March 31, 2012 and 2013, indicating the activity and the resultant balances.  A.J. Smith Federal has witnessed a moderate decrease in its balance of allowance for loan losses from $2,734,000 at December 31, 2008, to $1,527,000 at March 31, 2013, in response to its decrease in loans and recent decrease in nonperforming loans.  The Bank had provisions for loan losses of $4,328,000 in fiscal 2008, $2,917,000 in 2009, $367,000 in 2010, $2,409,000 in 2011, $501,000 in 2012 and zero in the three months ended March 31, 2012, and zero in the three months ended March 31, 2013.

The Bank had total charge-offs of $3,200,000 in 2008, $2,652,000 in 2009, $1,860,000 in 2010, $2,041,000 in 2011 and $879,000 in 2012 with total recoveries of $67,000 in 2008, $36,000 in 2009, $7,000 in 2010, zero in 2011 and $26,000 in 2012.  The Bank had charge-offs in the three months ended March 31, 2013, of $44,000 and recoveries of $6,000.  The Bank’s ratio of allowance for loan losses to gross loans was 2.12 percent at December 31, 2008, and a lower 1.26 percent at March 31, 2013, due to higher charge-offs.  Allowance for loan losses to nonperforming loans was 73.18 percent at December 31, 2008, and a smaller 43.88 percent at March 31, 2013.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, municipal obligations, and mortgage-backed securities.  Exhibit 19 provides a summary of A.J. Smith Federal’s investment portfolio at December 31, 2010, 2011 and 2012, and at March 31, 2013, excluding FHLB stock.  The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2010, 2011 and 2012, and at March 31, 2013.  Investment securities totaled $66.1 million at March 31, 2013, based on fair value, compared to $96.2 million at December 31, 2010.  The Bank had $56.4 million in U.S. government and federal agency securities at December 31, 2010, and a much smaller  $4.0 million at March 31, 2013, both of which are included in total investments.

The primary component of investment securities at March 31, 2013, was mortgage-backed securities, representing 93.4 percent of total investments, excluding FHLB stock, compared to a smaller 40.9 percent at December 31, 2010.  The Bank also had cash and interest-bearing deposits totaling $17.8 million at March 31, 2013, and a smaller $14.2 million at December 31, 2008.  The Bank had $1,657,000 in FHLB stock at March 31, 2013.  The weighted average yield on investment securities was 1.48 percent for the three months ended March 31, 2013, and a lower 0.20 percent yield on other interest-earning deposits for the three months ended March 31, 2013.

DEPOSIT ACTIVITIES

The mix of deposits by amount at December 31, 2010, 2011 and 2012, and at March 31, 2013, is provided in Exhibit 20.  There has been a moderate change in total deposits and in the deposit mix during this period.  Total deposits have decreased from $196.3 million at December 31, 2010, to $171.6 million at March 31, 2013, representing a decrease of $24.7 million or 12.6 percent.  Certificates of deposit have decreased from $106.1 million at December 31, 2010, to $70.3 million at March 31, 2013, representing a decrease of $35.8 million or 33.7 percent, while noninterest checking accounts, passbook savings, NOW and MMDA accounts have increased $11.2 million from $90.1 million at December 31, 2010, to $101.3 million at March 31, 2013 or 12.4 percent.

Exhibit 21 provides a breakdown of certificates by rate and maturity as of March 31, 2013.  A strong 55.3 percent of the Bank’s certificates of deposit mature in one year or less.  The second largest category of certificates based on maturity was certificates maturing in one to three years, which represented 32.9 percent of certificates.  The largest category of certificates based on interest rate was certificates with rates of 0.50 percent or less, totaling $38.9 million, representing 55.4 percent of certificates.

The Bank’s share of certificates of deposit witnessed a decrease, declining from a normal 54.1 percent of deposits at December 31, 2010, to a lower 41.0 percent of deposits at March 31, 2013 (reference Exhibit 22).  The major component of certificates at March 31, 2013, had rates between zero percent and 0.50 percent and represented 55.4 percent of certificates.  At December 31, 2010, the major component of certificates was the 1.01 percent to 2.00 percent category, representing a smaller 28.1 percent of certificates.  The category witnessing the strongest growth in dollars from December 31, 2010, to March 31, 2013, was certificates with rates between zero percent and 0.50 percent, which increased $27.1 million during this time period.  The category witnessing the largest dollar decrease from December 31, 2010, to March 31, 2013, was certificates with rates between 1.01 percent and 2.00 percent, which declined $21.0 million.

BORROWINGS

A.J. Smith Federal has made modest use of FHLB advances (reference Exhibit 23) in each of the years ended December 31, 2010, 2011 and 2012, and in the three months ended March 31, 2012 and 2013.  The Bank had total FHLB advances of $20.0 million at March 31, 2013, with a weighted cost of 2.25 percent and a balance of a higher $24.3million at December 31, 2010, with a weighted cost of 3.16 percent.

SUBSIDIARIES

A.J. Smith Federal had no subsidiaries at March 31, 2013.

OFFICE PROPERTIES

A.J. Smith Federal had three offices at March 31, 2013, with its home office located in Midlothian and two branches in Orland Park (reference Exhibit 24).  A.J. Smith Federal owns each of its offices.  At March 31, 2013, the Bank’s net investment in its office premises totaled $3.5 million or 1.60 percent of assets, and the Bank’s total investment in fixed assets, based on depreciated cost, was a larger $3.7 million or 1.71 percent of assets.

MANAGEMENT

The chairman and chief executive officer of A. J. Smith Federal is Thomas R. Butkus (reference Exhibit 25).  Mr. Butkus joined the Bank in 1972, and served the Bank in numerous positions, including chief financial officer prior to becoming chief executive officer.  He became president and chief executive officer in 1988 and was appointed a director in 1977.   Ms. Donna

Management (cont.)

J. Manuel is a senior vice president and the loan operations officer of the Bank.  Ms. Emily Lane is vice president and chief financial officer of the Bank and joined the Bank in January 2012.  Ms. Pamela Favero is vice president of accounting and joined the Bank in 1991.

II.      DESCRIPTION OF PRIMARY MARKET AREA

A.J. Smith Federal Savings Bank’s market area is focused on Cook County, Illinois, and the Bank’s lending market extends into Will County in Illinois.

Exhibit 26 shows the trends in population, households and income for Cook and Will  Counties, Illinois and the United States.  The population trends indicate increases in Will County, Illinois and the United States for the period from 2000 to 2010, with a decrease in Cook County in the same time period.  Will County’s population increased by a strong 34.9 percent and Cook County decreased in population by 3.4 percent.  Population in Illinois and the United States increased at rates of 3.3 percent and 9.7 percent, respectively.  Illinois and the United States are projected to increase in population at rates of 2.0 percent and 4.9 percent, respectively, through 2017.  Cook County and Will County indicated projected increases in population of 1.8 percent and 3.4 percent, respectively, through 2017.

More important is the trend in households.  Cook County experienced a 0.4 percent decrease in households from 2000 through 2010, compared to increases of 52.4 percent in Will County and increases of 5.3 percent in Illinois and 10.7 percent in the United States.  Cook County is projected to continue to increase in households from 2010 through 2017, with Will County projected to decrease in households by 8.9 percent.  The number of households in Illinois and United States is projected to increase by 2.4 percent and 5.1 percent, respectively.

Cook County had 2000 per capita income of $23,227, lower than Will County at $24,613, but higher than Illinois at $23,104 and the United States at $22,162.  Per capita income increased from 2000 to 2010.  Cook County’s per capita income increased to $27,839, Will County’s per capita income increased to $27,557, Illinois’ increased to $28,424 and the United States’ increased to $26,059.  In 2000, median household income in Cook County was $45,922, lower than in Will County at $62,238 and Illinois at $46,590 but higher than median household income in the United States with a median household income $41,994, respectively.  Median household income increased from 2000 to 2010 by 12.1 percent, 14.1 percent, 18.1 percent and 19.2 percent to $51,466, $71,016, $55,010 and $50,046 in Cook County, Will County, Illinois and the United

Description of Primary Market Area (cont.)

States, respectively.  These four areas are also projected to show an increase in their median household income levels from 2010 through 2017.  Cook County is projected to experience a median household income increase of 15.7 percent to $59,531, while Will County, Illinois and the United States are projected to increase by 17.0 percent, 12.4 percent and 13.7 percent, respectively, to $83,115, $61,834 and $56,895 median household income, respectively, from 2010 to 2017.

Exhibit 27 provides a summary of key housing data for the retail market area counties, Illinois and the United States.  In 2000, Cook County had a rate of owner-occupancy of 57.9 percent, lower than Will County, Illinois and the United States at 83.1 percent, 67.3 percent and 66.2 percent, respectively.  As a result, Cook County supported a higher rate of renter-occupied housing of 42.1 percent, compared to 16.9 percent in Will County, 32.7 percent in Illinois and 33.8 percent in the United States.  In 2010, owner-occupied housing increased slightly in all the areas except the United States to 58.2 percent, 83.2 percent and 67.5 percent, with the United States decreasing in owner-occupied housing to 65.4 percent.  Conversely, the renter-occupied rates decreased slightly in all but the United States to levels of 41.8 percent, 16.8 percent and 32.5 percent in Cook and Will Counties and Illinois, , respectively, with the United States increasing in renter-occupied housing to 34.6 percent in 2010.

Cook County’s 2000 median housing value was $157,700, higher than Will County’s median housing value of $154,300, Illinois’ median housing value of $130,800 and the United States’ median housing value of $119,600.  The 2000 median rent of Cook County was $648, which was higher than Will County’s $630 median rent, Illinois’ median rent of $605 and the United States’ median rent of $602.  In 2010, median housing values had increased in the market area counties, Illinois and the United States.  Cook County had a 2010 median housing value of $256,900, still higher than Will County at $236,300, Illinois at $198,500 and the United States at $186,200.  The 2010 median rent levels were $932, $931, $860 and $871 in Cook and Will Counties, Illinois and the United States, respectively.

Description of Primary Market Area (cont.)

In 2000, the major source of employment for Cook County by industry group, based on share of employment, was the services industry at 47.8 percent.  The services industry was also responsible for the majority of employment in Will County, Illinois and the United States with 41.8 percent of jobs in Will County, 45.5 percent of jobs in Illinois and 46.7 percent in the United States (reference Exhibit 28).  The manufacturing industry was the second major employer in Cook County and in Illinois at 14.1 percent and 16.0 percent, respectively, with the wholesale/retail industry the second largest employer in Will County at 16.2 percent of employment and in the United States at 15.3 percent of employment.  The wholesale/retail trade group was the third major overall employer in Cook County at 13.9 percent as well as in Illinois, responsible for 14.8 percent of employment.  The manufacturing group was the third major employer in Will County and in the United States with 15.4 percent and 14.1 percent of employment, respectively.  The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 24.2 percent of employment in Cook County, 27.0 percent of employment in Will County, 23.7 percent of employment in Illinois and 23.9 percent in the United States.

In 2010, the services industry, wholesale/retail trade industry and manufacturing industry provided the first, second and third highest levels of employment, respectively, for Cook County, Will County and Illinois, but in the United States, the services industry, manufacturing industries and wholesale/retail trade industry provided the first, second and third highest levels of employment.  The services industry accounted for 55.1 percent, 50.1 percent, 51.7 percent and 51.2 percent in Cook County, Will County, Illinois and the United States, respectively.  The wholesale/retail trade industry provided for 12.8 percent, 15.5 percent, 14.2 percent and 14.8 percent in Cook and Will Counties, Illinois and the United States, respectively.  The manufacturing group provided 10.5 percent, 12.2 percent, 12.7 percent and 15.0 percent of employment in Cook and Will Counties, Illinois and the United States, respectively.

Description of Primary Market Area (cont.)

Some of the largest employers in the area are listed below.

There were no major employers in the Midlothian area.  There are several automobile dealerships but all with less than 50 employees.

The major employers in the Orland Park area were mostly in the services sector.  The two largest employers in Orland Park are Consolidated School District 230 and the Village of Orland Park.

Employer	Employees	Product/Service
Consolidated School District #230	918	Education
Village of Orland Park	915	Government
School District #135	741	Education
Jewel (Albertsons)	540	Grocery/retail
Panduit	400	Services/data
Carson’s	320	Retail

The unemployment rate is another key economic indicator.  Exhibit 29 shows the unemployment rates in Cook County, Will County, Illinois and the United States in 2009 through March of 2013.  Cook County and Will County have been characterized by slightly higher unemployment rates, compared to Illinois and the United States.  In 2009, Cook County had an unemployment rate of 10.4 percent, compared to unemployment rates of 10.2 percent in Will County, 10.0 percent in Illinois and 9.3 percent in the United States.  Cook County’s unemployment rate increased in 2010 to 10.8 percent, compared to an increase to 10.7 percent in Will County, an increase to 10.5 percent in Illinois and an increase to 9.6 percent in the United States.  In 2011, Cook County’s rate of unemployment decreased to 10.4 percent and Will County’s rate decreased to 10.1 percent.  Illinois’ unemployment rate decreased to 9.8 percent, and the United States’ decreased to 8.9 percent.  In 2012, Cook County’s rate of unemployment decreased to 9.3 percent compared to a decrease to 9.0 percent in Will County and decreases to 8.9 percent in Illinois and 8.1 percent in the United States.  Through March of 2013, Cook and Will Counties had increases in unemployment rates to 9.7 percent and 10.0 percent, respectively, and the unemployment rate in Illinois increased to 9.4 percent.  The United States’ unemployment rate decreased to 7.6 percent through March of 2013.

Description of Primary Market Area (cont.)

Exhibit 30 provides deposit data for banks and thrifts in Cook and Will Counties.  A.J. Smith Federal’s deposit base in the market area counties was approximately $173.6 million or a 3.5 percent share of the $5.0 million total thrift deposits and a minimal 0.1 percent share of the total deposits, which were approximately $228.8 billion as of June 30, 2012.  It is evident from the size of the thrift deposits and bank deposits that the market area has a very strong deposit base, with A.J. Smith Federal having a minimal level of market penetration for both thrift deposits and total deposits.

Exhibit 31 provides interest rate data for each quarter for the years 2009 through the first quarter of 2013.  The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills.  Short term interest rates experienced a declining trend in 2009, 2010 and 2011.  Rates have indicated a rising trend in 2012.

SUMMARY

In summary, population decreased by a minimal 3.4 percent in Cook County but increased by a strong 34.9 percent in Will County from 2000 to 2010, and the number of households decreased minimally in Cook County but increased by an even stronger 52.4 percent in Will County.  The 2010 median household income in Will County was higher than Cook County’s and  state and national levels.  Also, Cook and Will Counties’ unemployment rates have generally been higher than both state and national rates.  According to the 2010 Census, median housing values were $256,900, $236,300, $198,500, and $186,200 for Cook County, Will County, Illinois and the United States, respectively.

Market Area (cont.)

The Corporation holds deposits of approximately 3.5 percent of all thrift deposits in the two-county market area as of June 30, 2012, representing a minimal share of the large deposit base of $228.8 billion.

III.         COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group”.  This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices.  The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group.  There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Illinois.

Exhibits 32 and 33 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 182 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons.  Exhibits 32 and 33 also subclassify all thrifts by region, including the 53 publicly traded Midwest thrifts (“Midwest thrifts”) and the 12 publicly traded thrifts in Illinois (“Illinois thrifts”), and by trading exchange.  Exhibit 32 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters.  The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective.  The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition as a target at March 31, 2013, due to the price impact of such a pending transaction.  The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
CMS Bancorp	New York
PVF Financial Corp.	Ohio
Newport Bancorp, Inc.	Rhode Island

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 35.

Mutual Holding Companies

The comparable group will not include any mutual holding companies.  The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain

Mutual Holding Companies (cont.)

varying individual characteristics different among themselves and from  conventional, publicly-traded companies.  A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures.  The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 42 publicly traded mutual holding companies as well between those 42 entities and the larger universe of conventional, publicly traded thrift institutions.   As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions.   In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned.  Exhibit 36 presents pricing ratios and Exhibit 37 presents key financial data and ratios for the 42 publicly traded, FDIC-insured mutual holding companies in the United States.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ).  Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing.  Of the 182 publicly traded, FDIC-insured savings institutions, excluding the 42 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange, 105 are traded on NASDAQ. There were an additional 28 are traded over the counter and 41 institutions listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to December 31, 2012, in order to insure at least four consecutive quarters of reported data as a publicly traded institution.  The resulting parameter is a required IPO date prior to December 31, 2011.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks.  Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest, Southeast and West regions.

The geographic location parameter consists of the Midwest, North Central and Northeast for a total of fifteen states.  To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions.  The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group.  The  total asset size for any potential comparable group institution was $1.5 billion or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range,

Asset Size (cont.)

compared to the Corporation, with assets of approximately $218 million.  Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 38 and 39 show the 48 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38.  The balance sheet ratios consist of the following:

1.    Cash and investments to assets

2.    Mortgage-backed securities to assets

3.    One- to four-family loans to assets

4.    Total net loans to assets

Introduction (cont.)

5.    Total net loans and mortgage-backed securities to assets

6.    Borrowed funds to assets

7.    Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix.  The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation.  The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 10.1 percent at March 31, 2013, and reflects the Corporation’s share of investments lower than the national and regional averages of 16.2 percent and 17.7 percent, respectively.  The Bank’s investments have consisted primarily of U.S. government-sponsored entity securities, supplemented by state and municipal securities.  For its four most recent fiscal years ended December 31, 2012, the Corporation’s average ratio of cash and investments to assets was a higher 20.6 percent, ranging from a high of 26.1 percent in 2009 to a low of 10.1 percent in 2012.  It should be noted that, for the purposes of comparable group selection, the Corporation’s $1.7 million balance of Federal Home Loan Bank stock at March 31, 2013, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is has been defined as 40.0 percent or less of assets, with a midpoint of 20.0 percent.

Mortgage-Backed Securities to Assets

At March 31, 2013, the Corporation’s ratio of mortgage-backed securities to assets was 28.3 percent, moderately higher than the national average of 10.0 percent and the regional average of 8.1 percent for publicly traded thrifts.  The Bank’s three most recent fiscal year average is a moderately lower 21.9 percent, still higher than industry averages, with a generally increasing trend.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 30.0 percent or less of assets and a midpoint of 15.0 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings.  One- to four-family loans, excluding construction loans and including home equity loans, represented 49.1 percent of the Corporation’s assets at March 31, 2013, which is higher than its ratios of 42.5 percent at December 31, 2012, and 45.4 percent at December 31, 2011. The parameter for this characteristic is 60.0 percent of assets or less in one- to four-family loans with a midpoint of 30.0 percent.

Total Net Loans to Assets

At March 31, 2013, the Corporation had a 54.6 percent ratio of total net loans to assets and a slightly lower three fiscal year average of 52.3 percent, both being lower than the national average of 66.9 percent and the regional average of 66.6 percent for publicly traded thrifts. The

Total Net Loans to Assets (cont.)

Corporation’s ratio of total net loans to assets changed from 51.7 percent of total assets in fiscal year 2010 to 51.4 percent in 2011, to 53.7 percent in fiscal year 2012.

The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent.  The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 28.3 percent and 54.6 percent, respectively, for a combined share of 82.9 percent.  Recognizing the industry and regional ratios of 76.9 percent and 74.7 percent, respectively, the parameter range for the comparable group in this category is 65.0 percent to 95.0 percent, with a midpoint of 80.0 percent.

Borrowed Funds to Assets

The Corporation had borrowed funds of $20.0 million or 9.2 percent of assets at March 31, 2013, which is similar to current industry averages.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds.  The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.  The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits.  Additionally,

Borrowed Funds to Assets (cont.)

many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 10.5 percent at March 31, 2013, 10.3 percent at December 31, 2012, 9.5 percent at December 31, 2011, 9.7 percent at December 31, 2010, 9.6 percent at December 31, 2009, and 11.1 percent at December 31, 2008, averaging 10.0 percent for the five fiscal years ended December 31, 2012.  The Bank’s retained earnings decreased in two of the past four fiscal years and increased slightly at March 31, 2013, for a total 16.3 percent decrease from December 31, 2008, to March 31, 2013.  After conversion, based on the midpoint value of $17.5 million and a public offering of $10.6 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase within the range of 11 percent to 12 percent of assets, with the Corporation within the range of 13 percent to 14 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 18.0 percent with a midpoint ratio of 12.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 39 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and during the four quarters ended March 31, 2013.  The primary performance indicator is the Corporation’s core return on average assets (ROAA).  The second performance indicator is the Corporation’s core return on average equity (ROAE).  To measure the Corporation’s ability to generate net interest income, we have used net interest margin.  The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets.  The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA.  For the twelve months ended March 31, 2013, the Corporation’s core ROAA was 0.04 percent based on core earnings after taxes of $81,000, as detailed in Item I of this report. The Corporation’s core ROAA in its most recent five fiscal years of 2008 to 2012, was 0.17 percent, 0.66 percent, 0.77 percent, (0.47) percent and 0.10 percent, respectively, with a five fiscal year average ROAA of 0.25 percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 1.00 percent or less with a midpoint of 0.50 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position.  This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended March 31, 2013, was 0.35 percent based on core income.  In its most recent five fiscal years, the Corporation’s average core ROAE was 2.41 percent, from a low of (4.88) percent in 2011 to a high of 8.01 percent in 2010.

The parameter range for ROAE for the comparable group, based on core income, is 12.0 percent or less with a midpoint of 6.0 percent.

Net Interest Margin

The Corporation had a net interest margin of 2.39 percent for the twelve months ended March 31, 2013, representing net interest income as a percentage of average interest-earning assets.  The Corporation’s net interest margin levels in its five fiscal years of 2008 through 2012 were 2.63 percent, 2.69 percent, 2.80 percent, 2.45 percent and 2.37 percent, respectively, averaging 2.59 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Operating Expenses to Assets

For the twelve months ended March 31, 2013, the Corporation had a 2.52 percent ratio of operating expense to average assets.  In its five most recent fiscal years of 2008 to 2012, the Corporation’s expense ratio averaged 2.62 percent, from a low of 2.43 percent in fiscal year 2008 to a high of 2.77 percent in fiscal year 2010.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a lower than average level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 0.46 percent for the twelve months ended March 31, 2013.   For its most recent five fiscal years ended December 31, 2008, through 2012, the Corporation’s ratio of noninterest income to average assets was 0.31 percent, 0.61 percent, 0.83 percent, 0.49 percent and 0.44 percent, respectively, for an average of 0.54 percent.

The range for this parameter for the selection of the comparable group is 1.50 percent of average assets or less, with a midpoint of 0.75 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39.  The purpose of these parameters is to insure

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation.  The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 3.01 percent at March 31, 2013, which was lower than the national average of 3.66 percent for publicly traded thrifts and the average of 3.44 percent for Midwest thrifts.  The Corporation’s ratio of nonperforming assets to total assets averaged 2.72 for its most recent five fiscal years ended December 31, 2012, from a high of 3.72 percent in fiscal year 2009 to a low of 1.53 percent in fiscal year 2008.

The comparable group parameter for nonperforming assets is 6.00 percent or less of total assets, with a midpoint of 3.00 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $3.1 million at March 31, 2013, representing a ratio to total assets of 1.42 percent, following ratios of repossessed assets to total assets of 1.40 percent and 1.52 percent at December 31, 2012, and December 31, 2011, respectively.  National and regional averages were 0.71 percent and 0.61 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 2.00 percent of assets or less with a midpoint of 1.00 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,527,000, representing a loan loss allowance to total assets ratio of 0.70 percent at March 31, 2013, which was lower than its 0.71 percent ratio at December 31, 2012, and its 0.81 percent ratio at December 31, 2011.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.25 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42.  The comparable group institutions range in size from $318.8 million to $1.4 billion with an average asset size of $604.4 million and have an average of 9.2 offices per institution.  Four of the comparable group institutions are in Pennsylvania, two each in Illinois and Indiana, and one each in Missouri and Ohio, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 13.1 percent, which is 2.4 percent higher than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.64 percent, lower than all publicly traded thrifts at 0.73 percent and higher than the publicly traded Illinois thrifts at (0.34) percent.

IV.                            ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section.  The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

As presented in Exhibits 43 and 44, at March 31, 2013, the Corporation’s total equity of 10.50 percent of assets was lower than the comparable group at 13.06 percent, all thrifts at 12.75 percent, Midwest thrifts at 11.24 percent and Illinois thrifts at 10.86 percent.  The Corporation had a 54.63 percent share of net loans in its asset mix, lower than the comparable group at 67.40 percent, all thrifts at 66.90 percent, Midwest thrifts at 66.60 percent and Illinois thrifts at 64.47 percent.  The Corporation’s share of net loans and 10.13 percent share of cash and investments, lower than industry averages, is primarily the result of its higher 28.27 percent share of mortgage-backed securities.  The comparable group had a higher 16.34 percent share of cash and investments and a lower 10.83 percent share of mortgage-backed securities.  All thrifts had 10.01 percent of assets in mortgage-backed securities and 16.22 percent in cash and investments.  The Corporation’s 78.56 percent share of deposits was slightly higher than the comparable group, all thrifts and Midwest thrifts but lower than Illinois thrifts, reflecting the Corporation’s comparable share of borrowed funds of 9.15 percent.  As ratios to assets, the comparable group had deposits of 76.82 percent and borrowings of 9.15 percent.  All thrifts averaged a 75.42 percent share of deposits and 10.24 percent of borrowed funds, while Midwest thrifts had a 77.84 percent share of deposits and a 9.53 percent share of borrowed funds.  Illinois thrifts averaged a 79.92 percent share of deposits and an 8.07 percent share of borrowed funds.  The Corporation had an insignificant amount of goodwill and intangible assets, compared to 0.39 percent for the comparable group, 0.56 percent for all thrifts, 0.37 percent for Midwest thrifts and 0.29 percent for Illinois thrifts.

Analysis of Financial Performance (cont.)

Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

As shown in Exhibit 47, for the twelve months ended March 31, 2013, the Corporation had a yield on average interest-earning assets lower than the comparable group, all thrifts and Midwest thrifts and Illinois thrifts.  The Corporation’s yield on interest-earning assets was 3.05 percent compared to the comparable group at 4.31 percent, all thrifts at 4.35 percent, Midwest thrifts at 4.18 percent and Illinois thrifts at 4.33 percent.

The Corporation’s cost of funds for the twelve months ended March 31, 2013, was lower than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts.  The Corporation had an average cost of interest-bearing liabilities of 0.72 percent compared to 1.03 percent for the comparable group, 1.44 percent for all thrifts, 1.29 percent for Midwest thrifts and 0.79 percent for Illinois thrifts.  The Corporation’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 2.33 percent, which was lower than the comparable group at 3.28 percent, all thrifts at 2.91 percent, Midwest thrifts at 2.89 percent and Illinois thrifts at 3.54 percent.  The Corporation generated a net interest margin of 2.39 percent for the twelve months ended March 31, 2013, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.43 percent.  All thrifts averaged a higher 3.08 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 3.02 percent; and Illinois thrifts averaged 3.66 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46.  The Corporation had $501,000 in provision for loan losses during the twelve months ended March 31, 2013, representing 0.22 percent of average assets.  The average provision for loan losses for the comparable group was 0.35 percent, with all thrifts at 0.38 percent, Midwest thrifts at 0.48 percent and Illinois thrifts at 0.49 percent.

Analysis of Financial Performance (cont.)

The Bank benefitted from gains of $275,000 on the sale of investments during the twelve months ended March 31, 2013, equal to 0.12 percent of average assets. The comparable group indicated a gain on sale of assets of a similar 0.11 percent of average assets, with all thrifts at 0.07 percent, Midwest thrifts at 0.08 percent and Illinois thrifts at 0.19 percent.

Including the gains indicated above, the Corporation’s total noninterest income was $1,021,000 or 0.46 percent of average assets for the twelve months ended March 31, 2013.  Such a ratio of noninterest income to average assets was lower than the comparable group at 0.82 percent, and lower than all thrifts at 1.08 percent, Midwest thrifts at 1.09 percent and Illinois thrifts at 0.78 percent.  For the twelve months ended March 31, 2013, the Corporation’s operating expense ratio was 2.52 percent of average assets, modestly lower than the comparable group at 2.76 percent, lower than all thrifts at 3.21 percent, Midwest thrifts at 3.24 percent, and lower than Illinois thrifts at 3.39 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets.  For the twelve months ended March 31, 2013, the Corporation had a net ROAA of (0.01) percent and a core ROAA of 0.04 percent.  For its most recent four quarters, the comparable group had a higher net ROAA of 0.72 percent and a core ROAA of 0.64 percent.  All publicly traded thrifts averaged a higher net ROAA of 0.82 percent and 0.73 percent core ROAA, with Midwest thrifts a 0.34 percent net ROAA and a 0.67 percent core ROAA.  The twelve month net ROAA for the 12 Illinois thrifts was (0.28) percent, with a core ROAA of (0.34) percent.

V.                                 MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of A.J. Smith Federal with the comparable group.  These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue.  It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses.  The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended March 31, 2013, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has recently experienced decreases in its assets, loans and deposits, and losses in four of the past five fiscal years and has focused on controlling operating expenses, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining adequate allowances for loan losses to reduce the impact of any charge-offs.  Historically, the Bank has closely monitored its yields and

Earnings Performance (cont.)

costs, resulting in a net interest margin, which has been generally lower than industry averages due to its lower share of loans, although the trend has experienced minimal change over the past five years, and its 2.39 percent net interest margin for the twelve months ended March 31, 2013, was lower than the industry average of 3.08 percent and the comparable group average of 3.43 percent.  During its past three fiscal years, A.J. Smith Federal’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.54 percent in fiscal year 2010, which was similar to the industry average, to 0.83 percent in fiscal year 2012, which was below the industry average.  The Bank’s ratio of 0.72 percent for the twelve months ended March 31, 2013, was lower than the average of 1.03 percent for the comparable group and lower than the average of 1.44 percent for all thrifts.  Following the second stage offering, the Bank will continue to control its operating expenses, strive to increase its net interest margin, maintain its noninterest income, increase its net income, increase its return on assets, continue to reduce its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced limited loan origination activity in both mortgage and nonmortgage loans in fiscal years 2010 through 2012.  Total loan originations in fiscal year 2012 were below originations for fiscal year 2010, and net loan change in 2010 was a minimal $30,000 decrease compared to a larger decrease of $3.6 million in 2012, due to lower loan originations.  Gross loan originations were moderately lower in fiscal year 2012 compared to 2010, related to lower residential and multi-family and commercial real estate loan originations.  Originations totaled $9.0 million in 2012, compared to $18.0 million in 2010, with an additional $1.1 million in loan purchases in 2012, still resulting in a net loan decrease of $3.6 million in 2012.  For the three months ended March 31, 2013, the Bank’s loan originations and purchases were $3.6 million or $14.3 million, annualized, moderately higher than in fiscal year 2012 and its annualized loan repayments, charge-offs and real estate owned transfers were slightly lower than in fiscal year 2012, resulting in a minimal net loan increase of $1.0 million, annualized, compared to a decrease of $3.6 million in fiscal year 2012.  A. J. Smith Federal’s volume of loan originations was $18.0 million in fiscal year 2010, $12.0 million in 2011 and $9.0 million

Earnings Performance (cont.)

in fiscal year 2012, plus $1.1 million in loan purchases in 2012.  During the three months ended March 31, 2013, loan originations were $2.6 million or $10.4 million, annualized, with loan purchases totaling $935,000 during the period or $3.7 million, annualized.  In all periods, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans.

From December 31, 2008, to March 31, 2012, all categories of loans, with the exception of one- to four-family loans, decreased their balances.  One- to four-family loans indicated a dollar increase of $10.5 million or 12.5 percent, rising from $84.4 million to $94.9 million.  Multi-family and commercial real estate loans decreased by $18.5 million or 57.8 percent from December 31, 2008, to March 31, 2013.  Other individual changes were home equity loans, which decreased $144,000 or 1.2 percent, and consumer and other loans, which decreased $133,000 or 41.1 percent.  Overall, the Bank’s lending activities resulted in a total loan decrease of $8.3 million or 6.4 percent and a net loan decrease of $7.0 million or 5.6 percent from December 31, 2008, to March 31, 2013.  Loan change of a $279,000 increase or 0.2 percent during the three months ended March 31, 2013, represents an annualized increase of $1.1 million or 0.9 percent.

For the three months ended March 31, 2013, mortgage loans represented 100.0 percent of loan originations.  In comparison, during fiscal years 2010, 2011 and 2012, mortgage loans also represented 100.0 percent of total loan originations.

The impact of A.J. Smith Federal’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.05 percent for the twelve months ended March 31, 2013, compared to a higher 4.31 percent for the comparable group, 4.35 percent for all thrifts and 4.18 percent for Midwest thrifts.  The Bank’s ratio of interest income to average assets was 2.90 percent for the twelve months ended March 31, 2013, lower than the comparable group at 4.03

Earnings Performance (cont.)

percent, all thrifts at 4.16 percent and Midwest thrifts at 4.19 percent, reflecting the Bank’s larger shares of investments and mortgage-backed securities.

A.J. Smith Federal’s 0.72 percent cost of interest-bearing liabilities for the twelve months ended March 31, 2013, was lower than the comparable group at 1.03 percent, all thrifts at 1.44, Midwest thrifts at 1.29 percent and Illinois thrifts at 0.79 percent.  The Bank’s resulting net interest spread of 2.33 percent for the twelve months ended March 31, 2013, was lower than the comparable group at 3.28 percent, all thrifts at 2.91 percent, Midwest thrifts at 2.89 percent and Illinois thrifts at 3.54 percent.  The Bank’s net interest margin of 2.39 percent, based on average interest-earning assets for the twelve months ended March 31, 2013, was lower than the comparable group at 3.43 percent, all thrifts at 3.08 percent, Midwest thrifts at 3.02 percent and Illinois thrifts at 3.66 percent.

The Bank’s ratio of noninterest income to average assets was 0.46 percent for the twelve months ended March 31, 2013, which was moderately lower than the comparable group at 0.82 percent, lower than all thrifts at 1.08 percent and Midwest thrifts at 1.09 percent.

The Bank’s operating expenses were lower than the comparable group, all thrifts and Midwest thrifts.  For the twelve months ended March 31, 2013, A.J. Smith Federal had an operating expenses to assets ratio of 2.52 percent compared to 2.76 percent for the comparable group, 3.21 percent for all thrifts and 3.24 percent for Midwest thrifts.  A.J. Smith Federal had a higher 88.3 percent efficiency ratio for the twelve months ended March 31, 2013, compared to the comparable group with an efficiency ratio of 66.2 percent.  The efficiency ratio for all publicly traded thrifts was 63.6 percent for the twelve months ended March 31, 2013.

For the twelve months ended March 31, 2013, A.J. Smith Federal generated a lower ratio of noninterest income, a lower ratio of noninterest expenses and lower net interest margin relative to its comparable group.  The Bank had a 0.22 percent provision for loan losses during the twelve months ended March 31, 2013, compared to the comparable group at 0.35 percent of

Earnings Performance (cont.)

assets, all thrifts at 0.38 percent and Midwest thrifts at 0.48 percent.  The Bank’s allowance for loan losses to total loans of 1.26 percent was lower than the comparable group and also lower than all thrifts.  The Bank’s 23.2 percent ratio of reserves to nonperforming assets was lower than the comparable group at 48.3 percent and lower than all thrifts at 64.6 percent.

As a result of its operations, the Bank’s net and core income for the twelve months ended March 31, 2013, were lower than the comparable group.  Based on net earnings, the Bank had a return on average assets of (0.01) percent for the twelve months ended March 31, 2013, and a return on average assets of (0.01) percent and (0.85) in fiscal years 2012 and 2011, respectively.  The Bank’s core return on average assets was a slightly higher 0.04 percent for the twelve months ended March 31, 2013, as detailed in Exhibit 7.  For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.72 percent and a higher core ROAA of 0.64 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.82 percent and 0.73 percent, respectively.  Midwest thrifts indicated a net ROAA of 0.33 percent and a core ROAA of 0.67 percent.

Following its second stage conversion, A.J. Smith Federal’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and its asset quality and its future needs for provisions for loan losses.  Earnings are projected to represent a more favorable 0.44 percent in 2014.  The Bank’s ratio of noninterest income to average assets has decreased during its past three fiscal years and for the twelve months ended March 31, 2013. Overhead expenses indicated a modest decrease during those three fiscal years.  The Bank’s net interest margin, lower than the comparable group, has been the result of its lower yield on assets, partially offset by a lower cost of funds.

Earnings Performance (cont.)

In recognition of the foregoing earnings related factors, considering A.J. Smith Federal’s historical and current performance measures, as well as Business Plan projections, a downward  adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

A.J. Smith Federal’s primary market area for retail deposits and loans consists of Cook and Will Counties, Illinois.  As discussed in Section II, from 2000 to 2010, Cook County experienced a slight decrease in population and households where Will County had large increases.  The unemployment rate in Cook County, however, decreased from 10.4 percent in 2009 to 9.7 percent in March of 2013, which was higher than Illinois at 9.4 percent and the United States at 7.6 percent.  Will County’s unemployment also decreased from 10.2 percent in 2009 to 10.0 percent in March of 2013, with both counties continuing to have unemployment rates higher than state and national rates.  In 2010, the per capita income levels in the market area counties remain slightly lower than the state average but higher than the national average.  The 2010 median household income levels vary.  Cook County’s is below the state level but higher than national level, and Will County’s median household income level is much higher than both state and national levels.  The 2010 median housing values in both Cook and Will Counties were higher than the both state and national median housing values.

The Bank’s market area is suburban Chicago communities, with the services sector representing the primary source of employment in 2010 in both Cook County and Will County, followed by the wholesale/retail and manufacturing sectors.  The level of financial competition in A.J. Smith Federal’s market area is very strong, with a total combined market deposit base for

Market Area (cont.)

banks and thrifts of $228.8 billion.  A.J. Smith Federal has minimal market shares of thrift deposits in the two-county market area at 3.5 percent as of June 30, 2012, and 0.1 percent share of total deposits.

In recognition of the foregoing factors, including deposit potential in a modestly growing deposit base, we believe that a slight upward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of A.J. Smith Federal is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 42, 43 and 44.  The Bank’s ratio of total equity to total assets was 10.50 percent at March 31, 2013, which was moderately lower than the comparable group at 13.06 percent, all thrifts at 12.75 percent and Midwest thrifts at 11.24 percent.  Based on the second stage offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 14.0 percent and the Bank’s pro forma equity to assets ratio will increase to 12.0 percent.

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group.  A.J. Smith Federal had a moderately lower 54.6 percent ratio of net loans to total assets at March 31, 2013, compared to the comparable group at 67.4 percent. All thrifts indicated a higher 66.9 percent, as did Midwest thrifts at 66.6 percent.  The Bank’s 10.1 percent share of cash and investments was lower than the comparable group at 16.3 percent, while all thrifts were at 16.2 percent and Midwest thrifts were at 17.7 percent.  A.J. Smith Federal’s 28.3 percent ratio of mortgage-backed securities to total assets was significantly higher than the comparable group at 10.8 percent and considerably higher than all thrifts at 10.0 percent and Midwest thrifts at 8.1 percent.

Financial Condition (cont.)

The Bank’s 78.6 percent ratio of deposits to total assets was slightly higher than the comparable group at 76.8 percent, higher than all thrifts at 75.4 percent and higher than Midwest thrifts at 77.8 percent.  A.J. Smith Federal’s higher ratio of deposits was due to its lower share of equity of 10.5 percent, compared to the comparable group at 13.1 percent of total assets, with all thrifts at 12.8 percent and Midwest thrifts at 11.2 percent.  A.J. Smith Federal had a normal share of borrowed funds to assets of 9.15 percent at March 31, 2013, identical to the comparable group, and lower than all thrifts at 10.24 percent and Midwest thrifts at 9.53 percent.  In fiscal year 2012, total deposits decreased by $10.0 million or 5.5 percent, due to conservative pricing of certificates of deposit.  During fiscal year 2011, A.J. Smith Federal’s deposits decreased by $14.6 million or 7.4 percent from $196.3 million to $181.76 million.

A.J. Smith Federal had no goodwill or intangible assets and had a higher share of repossessed real estate at March 31, 2013.  The Bank had repossessed real estate of $3,103,000 or 1.42 percent of assets at March 31, 2013.  This compares to ratios of 0.39 percent for goodwill and intangible assets and 0.37 percent for real estate owned, for the comparable group.  All thrifts had a goodwill and intangible assets ratio of 0.56 percent and a real estate owned ratio of 0.71 percent.

The financial condition of A.J. Smith Federal is impacted by its historically higher than average balance of nonperforming assets of $6.6 million or 3.01 percent of total assets at March 31, 2013, compared to a lower 2.58 percent for the comparable group, 3.66 percent for all thrifts, 3.44 percent for Midwest thrifts and 3.06 percent for Illinois thrifts.  The Bank’s ratio of nonperforming assets to total assets was 1.53 percent at December 31, 2008, 3.72 percent at December 31, 2009, 2.63 percent at December 31, 2010, 2.61 percent at December 31, 2011, and 3.12 percent at December 31, 2012.

At March 31, 2013, A.J. Smith Federal had $1,527,000 of allowances for loan losses, which represented 0.70 percent of assets and 1.26 percent of total loans.  The comparable group indicated higher allowances , relative to assets and loans, equal to 1.03 percent of assets and 1.54

Financial Condition (cont.)

percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a higher 1.05 percent of assets and a higher 1.58 percent of total loans.  Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off.  A.J. Smith Federal’s $1,527,000 of allowances for loan losses, represented a lower 23.2 percent of nonperforming assets at March 31, 2013, compared to the comparable group’s 48.3 percent, with all thrifts at a higher 64.6 percent, Midwest thrifts at a higher 46.2 percent and Illinois thrifts at a higher 37.3 percent.  A.J. Smith Federal’s ratio of net charge-offs to average total loans was 0.61 percent for the twelve months ended March 31, 2013, compared to a similar 0.59 percent for the comparable group, 0.79 percent for all thrifts and 0.96 percent for Midwest thrifts.

A.J. Smith Federal has a modest level of interest rate risk.  The change in the Bank’s EVE at March 31, 2013, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 1.7 percent increase, representing a dollar increase in equity value of $586,000. The Bank’s exposure increases to a 1.7 percent decrease in its EVE under a 200 basis point rise in rates, representing a dollar decrease in equity of $594,000.  The Bank’s post shock EVE ratio at March 31, 2013, assuming a 200 basis point rise in interest rates was 16.34 percent and indicated a 72 basis point increase from its 15.62 percent based on no change in interest rates.

Compared to the comparable group, with particular attention to the Bank’s asset quality position, equity level, asset and liability mix and interest rate risk, we believe that, a downward adjustment is warranted for A.J. Smith Federal’s current financial condition, due to the Bank’s currently lower asset quality position.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent five calendar years, A.J. Smith Federal has been characterized by decreases in assets, loans and deposits relative to its comparable group.  The Bank’s average annual asset change from December 31, 2008, to March 31, 2013, was a decrease of 2.5 percent.  This shrinkage rate compares to a higher 2.8 percent for the comparable group, a higher 5.0 percent for all thrifts, and a higher 3.2 percent for Midwest thrifts.  The Bank’s shrinkage in assets is reflective primarily of its shrinkage in deposits during that four year period of an average 1.1 percent and average shrinkage in cash and investments of 4.6 percent.  A.J. Smith Federal’s loan portfolio indicates an average annual decrease of 1.3 percent from December 31, 2008, to March 31, 2013, compared to average shrinkage rates of 1.5 percent for the comparable group, 1.3 percent for all thrifts and 1.8 percent for Midwest thrifts.

A.J. Smith Federal’s deposits indicate an average annual decrease of 1.2 percent from 2008 to 2012.  Annual deposit change was from a high of 7.1 percent increase in 2009 to a low of negative 7.4 percent in 2011, compared to average growth rates of 1.6 percent for the comparable group, 1.7 percent for all thrifts and 1.5 percent for Midwest thrifts.  During the three months ended March 31, 2013, the Bank’s total deposits decreased just $87,000 or 0.1 percent.  It should be further noted that certificates of deposit, a primary component of deposits, decreased by $35.8 million or 33.8 percent from December 31, 2010, to March 31, 2013.  The Bank had $20.0 million in borrowed funds or 9.2 percent of assets at March 31, 2013, compared to the comparable group at 9.2 percent and had a higher $22.0 million in borrowed funds at December 31, 2012.  The Bank’s historically higher ratios of borrowed funds to assets were 9.7 percent, 12.2 percent and 9.9 percent at December 31, 2010, 2011 and 2012, respectively.

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is primarily dependent on its being able to increase its market share by competitively pricing its loan and savings products, maintaining a high quality of service to its customers and strengthening its loan origination activity or continuing to expand into new markets.  A.J. Smith Federal’s primary market area experienced decreases in population and

Asset, Loan and Deposit Growth (cont.)

households in Cook County but strong increases in population and households in Will County between 2000 and 2010.  The Bank’s primary market area also indicates 2010 per capita income slightly below Illinois’ but higher than that of the United States, and median household income level in Cook County was below the state level but above the national level, while the Will County 2010 median household income level was much higher than both Illinois’ and the United States’ levels.  In 2010, median housing values in Cook and Will Counties were higher than those of Illinois and the United States, as were median rents.

Notwithstanding the proceeds of the planned second stage offering, the Bank’s primary focus of its operations in Cook and Will Counties could limit the Bank’s potential for continued rates of asset, loan and deposit growth.  The total deposit base in Cook County grew by 8.40 percent from June 30, 2011, to June 30, 2012, and grew by 0.14 percent in Will County; and during that period, the number of financial institution offices decreased by six offices in Cook County and decreased by two offices in Will County.  From June 30, 2011, to June 30, 2012, A.J. Smith Federal’s deposit market share in Cook County decreased from 0.09 percent to 0.08 percent.

Based on the foregoing factors, we have concluded that a slight downward adjustment to the Corporation’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation paid no dividends in 2011 and 2012.  The Bank is planning to seek regulatory approval to pay a 2.0 percent dividend after completion of the second stage conversion.  The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations.  Nine of the ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 1.95 percent and an average payout

Asset, Loan and Deposit Growth (cont.)

ratio of 29.92 percent.  During that twelve month period, the average dividend yield was 0.71 percent and the average payout ratio was 8.87 for the 12 Illinois thrifts; and the average dividend was 1.38 percent and the average payout ratio was 27.28 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments, recognizing that the Corporation has supported a slightly higher dividend yield.

SUBSCRIPTION INTEREST

In 2012, investors’ interest in new issues has improved but is still not strong.  Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin.  The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of renewed merger/acquisition activity in the thrift industry.

A.J. Smith Federal will direct its offering initially to depositors and residents in its market area.  The board of directors and officers anticipate purchasing approximately $1.1 million or 10.0 percent of the stock offered to the public based on the appraised midpoint valuation.   The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued in the second stage offering.

The Bank has secured the services of Keefe, Bruyette &Woods, Inc., to assist in the marketing and sale of the conversion stock, including a possible syndicated offering.

Subscription Interest (cont.)

Based on the size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for second stage offerings, we believe that no adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering and, if required, a subsequent syndicated offering with the assistance of Keefe, Bruyette &Woods, Inc. The stock of the Corporation will be traded on the Nasdaq National Market, if enough shares are sold to qualify for this listing.  Otherwise, the stock will trade on OTC Bulletin Board.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group.  The comparable group has an average market value of $62.3 million for the stock outstanding compared to a midpoint public offering of $11.4 million for the Corporation, less the ESOP and the estimated 100,000 shares to be purchased by officers and directors.  The Corporation’s public market capitalization will be approximately 30.0 percent of the size of the public market capitalization of the comparable group.  Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 5,000 shares during the last four quarters.

The comparable group has an average of 4,424,001 shares outstanding compared to 1,870,000 shares outstanding for the Corporation.

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The chairman and chief executive officer of A. J. Smith Federal is Thomas R. Butkus.  Mr. Butkus joined the Bank in 1972, and served the Bank in numerous positions, including chief financial officer prior to becoming chief executive officer.  He became president and chief executive officer in 1988 and was appointed a director in 1977.   Ms. Donna J. Manuel is a senior vice president and the loan operations officer of the Bank.  Ms. Emily Lane has been employed with the Bank since January 2012 as vice president and chief financial officer.  Ms. Pamela Favero is vice president of accounting and joined the Bank in 1991.

During its five most recent fiscal years, A.J. Smith Federal has been able to maintain its net interest margin, increase its level of one- to four-family loans and reduce its higher cost borrowed funds.  The Bank has also reduced its ratio of noninterest expenses to assets.  While the Bank has experienced losses in 2008, 2009, 2011 and 2012, such losses have been related to the Bank’s higher provision for loan losses.  The Bank’s asset quality position has experienced volatility from December 31, 2008, to March 31, 2013, with nonperforming assets increasing from December 31, 2008, to December 31, 2009, then decreasing from December 31,2009, to March 31, 2013.  A.J. Smith Federal’s interest rate risk has been modest, primarily as a result of its higher share of mortgage-backed securities.  The Bank’s earnings and return on assets have improved in 2012 and in the three months ended March 31, 2013, while its net interest margin has been below industry averages, but management is confident that the Bank is well positioned for modest loan growth and enhanced profitability following its second stage offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions.  It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a second stage offering continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s problems with delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering.  In our opinion, recent market trends cause us to conclude that a modest new issue discount is warranted in the case of this second stage offering.  Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.         VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry.   As earnings in the thrift industry improved in 2001 to 2007, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years.  During the past few years, however, as provision for loan losses increased significantly resulting in losses in the industry, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions.  In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method.  The price to earnings method was not used due to the Corporation’s minimal core earnings and negative earnings in the twelve months ended March 31, 2013.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used.  The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum.  The pro forma market value or appraised value will also be referred to as the “midpoint value.”

Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V.  Downward adjustments were made for the Bank’s financial condition, earnings, liquidity of the stock, marketing of the issue, and asset, loan and deposit growth.  No adjustments were made for the Bank’s subscription interest, dividend payments and management.  A slight upward adjustment was made for market area.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings.  Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance.  Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 81.67 percent and 80.11 percent, respectively.  The full comparable group indicated a moderate pricing range, from a low of 68.92 percent (Wayne Savings Bancshares) to a high of 103.12 percent (Pulaska Financial Corp.).  The comparable group had higher average and median price to tangible book value ratios of 84.39 percent and 81.65 percent, respectively, with a range of 72.75 percent to 107.58 percent.  Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 69.23 percent and a high of 92.73 percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 74.51 percent to a higher of 92.82 percent.

Price to Book Value Method (cont.)

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 56.05 percent and a price to tangible book value ratio of 56.05 percent at the midpoint.  The price to book value ratio increases from 49.88 percent at the minimum to 67.59 percent at the super maximum, while the price to tangible book value ratio increases from 49.88 percent at the minimum to 67.59 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 56.05 percent and 56.05 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are influenced by the Bank’s capitalization, asset quality position, earnings performance, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions.  The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 13.77 percent compared to 13.06 percent for the comparable group.  Based on the price to book value ratio and the Bank’s total equity of $22,933,000 at March 31, 2013, the indicated pro forma market value of the Corporation using this approach is $17,500,000 at the midpoint (reference Exhibit 49).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple.  As indicated in Exhibit 3, A.J. Smith Federal’s after tax net earnings for the twelve months ended March 31, 2013, were a loss of $32,000, and the Bank’s after tax core earnings for that period were a minimal $81,000 as indicated in Exhibit 7.  Due to such minimal core earnings, the price to core earnings method was not meaningful.

Price to Earnings Method (cont.)

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 18.64, while the median was 15.48.  The average price to net earnings multiple was a lower 17.25 and the median multiple was 15.00.  The comparable group’s price to core earnings multiple was higher than the 14.74 average multiple for all publicly traded, FDIC-insured thrifts and higher than their median of 13.00.  The range in the price to core earnings multiple for the comparable group was from a low of 12.54 (LSB Financial Corp. and River Valley Bancorp) to a high of 34.29 (Fox Chase Bancorp).  The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 12.93 to a high of 27.01 times earnings for seven of the ten institutions in the group, indicating a modest narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method.  This method is not  frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base.  Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Exhibit 49 indicates that the average price to assets ratio for the comparable group was 10.28 percent and the median was 9.90 percent.  The range in the price to assets ratios for the comparable group varied from a low of 5.69 percent (River Valley Bancorp) to a high of 15.46 percent (Fox Chase Bancorp).  The range narrows moderately with the elimination of the two extremes in the group to a low of 6.81 percent and a high of 14.33 percent.

Price to Assets Method (cont.)

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.72 percent at the midpoint, which ranges from a low of 6.60 percent at the minimum to 10.07 percent at the super maximum.  Based on the Bank’s March 31, 2013, asset base of $218,467,000, the indicated pro forma market value of the Corporation using the price to assets method is $17,500,000 at the midpoint (reference Exhibit 49).

VALUATION CONCLUSION

Exhibit 54 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches.  At the midpoint value, the price to book value ratio of 56.05 percent for the Corporation represents a discount of 31.38 percent relative to the comparable group and decreases to a discount of 17.25 percent at the super maximum.  The price to assets ratio of 7.72 percent at the midpoint represents a discount of 24.94 percent, decreasing to a discount of 2.04 percent at the super maximum.

It is our opinion that as of May 2, 2013, the pro forma market value of the Corporation is $17,500,000 at the midpoint, representing 1,750,000 shares at $10.00 per share.  The pro forma valuation range of the Corporation is from a minimum of $14,875,000 or 1,487,500 shares at $10.00 per share to a maximum of $20,125,000 or 2,012,500 shares at $10.00 per share, and then to a super maximum of $23,143,750 or 2,314,375 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 39.2 percent of the Bank’s outstanding shares, and that the current offering contemplates the sale of the 60.8 percent of the outstanding shares currently owned by

Valuation Conclusion (cont.)

AJS Bancorp, MHC.  At the conclusion of the stock offering, the Corporation will own all the common stock of A.J. Smith Federal Savings Bank in conjunction with the completion of the second stage offering.  As indicated in Exhibit 50, in the second stage conversion, each minority share will be exchanged for 0.7365 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 0.7365 shares, .9965 shares and 1.1459 shares at the minimum, maximum, and super maximum of the offering range, respectively.

The appraised value of AJS Bancorp, as of May 2, 2013, is $17,500,000 at the midpoint.